Exhibit 10.2

Credit Agreement
Among
Delek Marketing & Supply, LP
Various Lenders
From Time to Time Party Hereto
and
Fifth Third Bank, an Ohio banking corporation,
as Administrative Agent and L/C Issuer
Dated as of July 31, 2006

Fifth Third Bank, as Lead Arranger and Sole Book Runner

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Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Revolving Note
Exhibit D-2	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Assignment and Assumption
Schedule 1	—	Commitments
Schedule 5.10	—	Subsidiaries
Schedule 5.12	—	Environmental Matters
Schedule 5.25	—	Purchase Agreement

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Exhibit 10.2
Credit Agreement
     This Credit Agreement is entered into as of July 31, 2006, by and among Delek Marketing & Supply, LP, a Delaware limited partnership (the “Borrower”), the various institutions from time to time party to this Agreement, as Lenders, and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer.
     The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:
Section 1. Definitions; Interpretation.
     Section 1.1. Definitions. The following terms when used herein shall have the following meanings:
     “Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or the Subsidiary is the surviving entity.
     “Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (i) LIBOR, divided by (ii) one minus the Reserve Percentage.
     “Administrative Agent” means Fifth Third Bank, an Ohio banking corporation, as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.
     “Administrative Agent’s Quoted Rate” is defined in Section 2.10(c) hereof.
     “Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.
     “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
     “Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.
     “Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.12 hereof, (i) until the first Pricing Date, the rates per annum shown opposite Level II below, and (ii) thereafter from one Pricing Date to the next Pricing Date the Applicable Margin means the rates per annum determined in accordance with the following schedule; provided, however, that on and after the date which is ninety (90) days after the Closing Date, each and all of the rates per annum set forth in the following schedule shall be automatically increased by .50% per annum:

		Applicable Margin for	Applicable Margin for
		Base Rate Loans and	Eurodollar Loans	Applicable Margin for
	Leverage Ratio for	Reimbursement	and Letter of Credit Fee	Commitment Fee
Level	such Pricing Date	Obligations shall be:	shall be:	shall be:
I	Greater than 3.5 to 1.0	1.00%	2.50%	.50%
II	Less than or equal to 3.5 to 1.0, but greater than 3.0 to 1.0	.75%	2.25%	.45%
III	Less than or equal to 3.0 to 1.0, but greater than 2.5 to 1.0	.50%	2.00%	.40%
IV	Less than or equal to 2.5 to 1.0, but greater than 2.0 to 1.0	.25%	1.75%	.35%
V	Less than or equal to 2.0 to 1.0	0.00%	1.50%	.30%
For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after September 30, 2006, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.1 hereof. The Applicable Margin shall be established based on the Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Leverage Ratio shall be deemed to be greater than 3.5 to 1.0). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders absent manifest error.
     “Application” is defined in Section 2.2(b) hereof.
     “Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.
     “Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.
     “Base Rate” means for any day the greater of: (i) the rate of interest announced by the Administrative Agent from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%.
     “Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.3(a) hereof.
     “Borrower” is defined in the introductory paragraph of this Agreement.
     “Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.4(a) hereof. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.10 hereof.
     “Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Cincinnati, Ohio and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.
     “Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.
     “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
     “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
     “Cash Equivalents” shall mean, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-2 by Moody’s and at least A-2 by S&P maturing within one year of the date of issuance thereof; (c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) auction rate securities (in a maximum $25,000,000 notional amount with respect to any single issue) with intermediate to perpetual maturities that are structured with short term holding periods of 7-49 days and whose long-term debt rating as of the date of purchase thereof is not less than any two of the following: “A2” by Moody’s, “A” by S&P or “A” by Fitch; (f) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), (d) and (e) above.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

     “Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding equity interests of the Borrower on a fully-diluted basis, other than acquisitions of such interests by Holdings or a Person or Persons that is a Subsidiary of Holdings, (b) the failure of natural persons who are members of the board of directors (or similar governing body) of the general partner of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness of Borrower, shall occur.
     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
     “Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.
     “Collateral Account” is defined in Section 7.4 hereof.
     “Collateral Documents” means the Deeds of Trust, the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, account control agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability, or any part thereof, other than Hedge Agreements.
     “Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $50,000,000 on the date hereof.
     “Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness(“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor or (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
     “Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ fees and litigation expenses.
     “Deeds of Trust” means, collectively, each Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing between the Borrower and the Administrative Agent relating to the Borrower’s real property, fixtures and interests in real property owned as of the Closing Date and located in the state of Texas and any other mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.2 hereof, as the same may be amended, modified, supplemented or restated from time to time.
     “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
     “Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 6.13(a) or 6.13(b) hereof.
     “Dollars” and “$” each means the lawful currency of the United States of America.
     “EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, and (c) depreciation of fixed assets and amortization of intangible assets for such period; provided, however, that notwithstanding anything in this definition to the contrary, EBITDA for the following periods (of portions thereof) shall be deemed by the parties hereto to be, $1,172,000 for the Fiscal quarter of the Borrower ending September 30, 2005, $4,426,000 for the fiscal quarter of the Borrower ending December 31, 2005, $2,783,000 for the fiscal quarter of the

Borrower ending March 31, 2006, $3,035,000 for the fiscal quarter of the Borrower ending June 30, 2006, and the July 2006 Income for the first month of the fiscal quarter of the Borrower ending September 30, 2006.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
     “Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b) hereof.
     “Event of Default” means any event or condition identified as such in Section 7.1 hereof.
     “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
     “Federal Funds Rate” means for any day the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined.
     “Fixed Charges” means, with reference to any period, the sum of (a) all payments of principal made or to be made during such period with respect to Indebtedness of the Borrower and its Subsidiaries, plus (b) Interest Expense for such period, plus (c) Capital Expenditures during such period of the Borrower and its Subsidiaries not financed with Indebtedness, plus (d) federal, state, and local income taxes paid or payable by the Borrower and its Subsidiaries during such period; provided, however, that for the purposes of calculating the ratio set forth in this Section for each fiscal quarter ending on or before September 30, 2007, the following annualization method shall be used: Interest Expense during the period of calculation shall be deemed to be equal to the product of (x) a fraction, the numerator of which is 365 and the denominator of which is the number of days during the period from and including the Closing Date through and including the last day of such period of calculation (the “Post-Closing Period”) and (y) actual cash Interest Expense during such Post-Closing Period.
     “Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.
     “Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Guarantor owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Guarantor now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any such Guarantor by any of such Lenders or their Affiliates.
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, count, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guarantor” and “Guarantors” each is defined in Section 4.3 hereof.
     “Guaranty” and “Guaranties” each is defined in Section 4.3 hereof.
     “Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, by product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
     “Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.
     “Hedging Liability” means the liability of the Borrower or any Guarantor (other than Holdings) to any of the Lenders, or their Affiliates, in respect of any Hedge Agreement as the Borrower or such Guarantor, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.
     “Holdings” means Delek US Holdings, Inc., a Delaware corporation.
     “Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations, it being understood that the term “Indebtedness” shall not include trade payables arising in the ordinary course of business.
     “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
     “Interest Period” means, with respect to Eurodollar Loans and Swing Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of a Eurodollar Loan, 1, 2 or 3 months thereafter, and (b) in the case of a Swing Loan, on the date 1 to 5 days thereafter as mutually agreed to the applicable Borrower and the Administrative Agent; provided, however, that:
     (i) no Interest Period with respect to any Swing Loan shall extend beyond the Termination Date;
     (ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
     (iii) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
     “Initial Net Worth” is defined in Section 6.1(k) hereof.
     “July 2006 Income” is defined in Section 6.1(k) hereof.
     “L/C Issuer” means Fifth Third Bank, an Ohio banking corporation.
     “L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.
     “L/C Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.
     “Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority.
     “Lenders” means and includes Fifth Third Bank, an Ohio banking corporation, and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 10.10 hereof.
     “Lending Office” is defined in Section 8.6 hereof.
     “Letter of Credit” is defined in Section 2.2(a) hereof.

     “Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA for the period of four fiscal quarters then ended.
     “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.
     “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.
     “Lien” means any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
     “Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.
     “Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements.
     “Magellan” means Magellan Asset Services, L.P.
     “Magellan Contracts” means collectively each agreement between a Pride Entity and Magellan (or an affiliate of Magellan) listed on Schedule 2.1(j) of the Purchase Agreement.
     “Management Fees” means all fees, charges and other amounts (including without limitation salaries and any other compensation such as bonuses, pensions and profit sharing payments) due and to become due to Holdings or any of its Affiliates in consideration for, directly or indirectly, management, consulting or similar services.
     “MAPCO” means MAPCO Express, Inc., a Delaware corporation.

     “MAPCO Services Agreement” means the Services Agreement dated July 31, 2006 between MAPCO and the Borrower.
     “Marketing GP” means Delek Marketing GP, LLC, a Delaware limited liability company.
     “Marketing Inc.” means Delek Marketing and Supply, Inc., a Delaware corporation.
     “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) of the Borrower or of the Borrower and the Guarantors taken as a whole, (b) a material impairment of the ability of the Borrower or any Guarantor to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document other than with respect to a de minimus portion of the Collateral.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.
     “Net Worth” means, at any time the same is to be determined, the difference between total assets and total liabilities of the Borrower and its Subsidiaries determined on a consolidated basis, total assets and total liabilities each to be determined in accordance with GAAP.
     “Notes” means and includes the Revolving Notes and the Swing Note.
     “Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
     “Participant” is defined in Section 10.10(d) hereof.
     “Participating Interest” is defined in Section 2.2(d) hereof.

     “Participating Lender” is defined in Section 2.2(d) hereof.
     “Patriot Act” is defined in Section 5.24(b) hereof.
     “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
     “Percentage” means, for each Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender (including through participation interests in Swing Loans and Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations then outstanding.
     “Permitted Lien” is defined in Section 6.12 hereof.
     “Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
     “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     “Premises” means the real property owned or leased by the Borrower or any Subsidiary, including, without limitation, the real property and improvements thereon owned by the Borrower or any Subsidiary subject to the Lien of the Deeds of Trust or any other Collateral Documents.
     “Pride” means Pride Companies, L.P., a Delaware limited partnership.
     “Pride Entities” means collectively, Pride, Pride Marketing and Pride Refining; and “Pride Entity” means any of Pride, Pride Marketing or Pride Refining individually.
     “Pride Marketing” means Pride Marketing LLC, a Texas limited liability company.
     “Pride Refining” means Pride Refining, Inc., a Texas corporation.
     “Pride Purchase” means the purchase by Borrower of the “Purchased Property” of the Pride Entities on the terms and conditions set forth in, and as further described in, the Purchase Agreement.

     “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.
     “Purchase Agreement” means that Purchase and Sale Agreement dated as of June 21, 2006, by and between the Pride Entities and Holdings, as amended by the First Amendment to Purchase and Sale Agreement dated as of July 31, 2006.
     “RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.
     “Refining” means Delek Refining, Inc., a Delaware corporation.
     “Refining Operating Agreement” means the Services Agreement dated August 1, 2006 between the Borrower and Refining.
     “Reimbursement Obligation” is defined in Section 2.2(c) hereof.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, financial advisors and consultants of such Person and of such Person’s Affiliates.
     “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.
     “Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Commitments constitute more than 66 2/3% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Commitments.
     “Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

     “Responsible Officer” means any officer of Delek Marketing GP, LLC with responsibility for the transactions contemplated herein including, without limitation, its President, Chief Executive Officer and Treasurer.
     “Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.1, 2.2 and 2.10 hereof.
     “Revolving Loan” is defined in Section 2.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.
     “Revolving Note” is defined in Section 2.11 hereof.
     “S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.
     “Security Agreement” means that certain Security Agreement dated the date of this Agreement by and between the Borrower and each of its Subsidiaries and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.
     “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.
     “SunTrust Agreement” means the Amended and Restated Revolving Credit Agreement dated as of May 2, 2005, by and among Refining, Delek Pipeline Texas, Inc., the lenders party thereto, and SunTrust Bank, as Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.
     “Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.10 hereof.
     “Swing Line Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.
     “Swing Loan” and “Swing Loans” each is defined in Section 2.10 hereof.
     “Swing Note” is defined in Section 2.11 hereof.
     “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

     “Termination Date” means the date 364 days after the Closing Date or such earlier date on which the Commitments are terminated in whole pursuant to Section 2.9, 7.2 or 7.3 hereof.
     “Total Funded Debt” means, at any time the same is to be determined, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries, (excluding all obligations of such Persons, contingent or otherwise, as an account party or applicant under acceptance letter of credit or similar facilities) at such time, determined on a consolidated basis in accordance with GAAP.
     “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
     “Unused Commitments” means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations; provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.12(a) hereof.
     “U.S. Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.
     “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.
     “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
     “Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.
     Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in

effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.
     Section 1.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.
Section 2. The Credit Facilities.
     Section 2.1. Commitments. Prior to the Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time up to the amount of such Lender’s Commitment in effect at such time; provided, however, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 2.4(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Termination Date, subject to the terms and conditions hereof.
     Section 2.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the Borrower’s account in an aggregate undrawn face amount up to the L/C Sublimit; provided, however, the sum of the Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time. Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.

     (b) Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in customary form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.12(b) hereof, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed), provided that the Borrower’s obligation to reimburse the L/C Issuer for such drawing may be satisfied pursuant to Section 2.4(c) hereof. Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.2).
     (c) The Reimbursement Obligations. Subject to Section 2.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be made by no later than 12:00 Noon (Cincinnati time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.2(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, set-off, defense or other right the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuer, any Lender or any other Person, whether in connection with this

Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or a L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or a L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, provided that the Administrative Agent’s or L/C Issuer’s determination that documents presented under the Letter of Credit comply with the terms thereof did not constitute gross negligence or willful misconduct of the Administrative Agent or L/C Issuer; or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or a L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application.
     (d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Lender hereunder.
     The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.2 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the

Commitment of any Lender, and each payment by a Participating Lender under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.2(e) and all other parts of this Section 2.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.
     (f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.
     Section 2.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and at maturity (whether by acceleration or otherwise).
     (b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

     (c) Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:
     (i) for any Base Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect; and
     (ii) for any Eurodollar Loan and any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, the sum of 2.0% per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
provided, however, that in the absence of acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.
     (d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.
     Section 2.4. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than (i) noon (Cincinnati time) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) noon (Cincinnati time) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than noon (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
     (b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.4(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
     (c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.4(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.7(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.4(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans (or, at the option of the Administrative Agent, under the Swing Line) under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.
     (d) Disbursement of Loans. Not later than 1:00 p.m. (Cincinnati time) on the date of any requested advance of a new Borrowing, subject to Section 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Cincinnati, Ohio.
     (e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Cincinnati time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, (without limiting its claim against such Lender for such breach) within two (2) Business Days of demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 hereof so that the Borrower will have no liability under such Section with respect to such payment.
     Section 2.5. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $500,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five Borrowings of Eurodollar Loans outstanding at any one time.
     Section 2.6. Maturity of Loans. Each Revolving Loan, both for principal and interest, shall mature and become due and payable by the Borrower on the Termination Date.
     Section 2.7. Prepayments. (a) Voluntary Prepayments. The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Cincinnati time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans, in a principal amount less than $500,000, (ii) if such Borrowing is of Eurodollar Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding. The Administrative Agent shall promptly advise each Lender of any notice of prepayment by the Borrower.

     (b) Mandatory Prepayments. The Borrower shall, on each date the Commitments are reduced pursuant to Section 2.9, prepay the Revolving Loans and Swing Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Commitments have been so reduced.
     Section 2.8. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 1:00 p.m. (Cincinnati time) on the due date thereof at the office of the Administrative Agent in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.
     Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:
     (a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 10.13 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
     (b) second, to the payment of principal and interest on the Swing Note until paid in full;
     (c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

     (d) fourth, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
     (e) fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Collateral Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
     (f) sixth, to the Borrower or whoever else may be lawfully entitled thereto.
     Section 2.9. Commitment Terminations. Voluntary. The Borrower shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent, to terminate the Commitments in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and of L/C Obligations then outstanding. Any termination of the Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments. Any termination of the Commitments pursuant to this Section 2.9 may not be reinstated.
     Section 2.10. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees, during such period or periods that Fifth Third Bank, an Ohio banking Corporation, is not the only Lender party hereto, to make loans in Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, the sum of the Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time. The Swing Loans may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.
     (b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Administrative Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to such maturity on the last day of each Interest Period applicable thereto.
     (c) Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral), no later than 12:00 Noon (Cincinnati time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to the Borrower at which the Administrative Agent would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Administrative Agent’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Administrative Agent’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Administrative Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Administrative Agent in Cincinnati, Ohio. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.
     (d) Refunding of Swing Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrower (which the Borrower hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 12:00 Noon (Cincinnati time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.
     (e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 2.10(d) above (because an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.
     Section 2.11. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Eurodollar Loans and Swing Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
     (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
     (d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”) or D-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the relevant Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.10) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.
     Section 2.12. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.
     (b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.2 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to .125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that, while any Event of Default exists or after acceleration, such rate shall increase by 2% over the rate otherwise payable and such fee shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders; provided, however, that in the absence of acceleration, any rate increase pursuant to the foregoing proviso shall be made at the direction of the Administrative Agent, acting at the request or with the consent of the Required Lenders. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.
     (c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated July 28, 2006, or as otherwise agreed to in writing between them.
     (d) Audit Fees. The Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of an Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one such audit per calendar year.
     Section 2.13. Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so.

Section 3. Conditions Precedent.
     The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:
     Section 3.1. All Credit Events. At the time of each Credit Event hereunder:
     (a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;
     (b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
     (c) after giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the aggregate Commitments;
     (d) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.4 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.12 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.12 hereof; and
     (e) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.
     Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section.
     Section 3.2. Initial Credit Event. Before or concurrently with the initial Credit Event:
     (a) the Administrative Agent shall have received the Deeds of Trust duly executed by the Borrower, the Security Agreement duly executed by the Borrower and each of its existing Subsidiaries as of the Closing Date, if any, and the Guaranties duly executed by Holdings, Marketing Inc. and Marketing GP and all existing Subsidiaries of the Borrower as of the Closing Date, if any, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding equity interests each Subsidiary of the Borrower as of the Closing Date, if any, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Subsidiary of the Borrower as of the Closing Date, if any, executed in blank and undated, (iii) UCC financing statements to be filed against the Borrower and each Subsidiary of the Borrower as of the Closing Date, if any, each as debtor, in favor of the Administrative Agent, as secured party, (iv) patent, trademark, and copyright collateral agreements, to the extent requested by the Administrative Agent, and (v) deposit account, securities account, and commodity account control agreements to the extent requested by the Administrative Agent;
     (b) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents including, without limitation, environmental insurance, naming the Administrative Agent as mortgagee and lender loss payee;
     (c) the Administrative Agent shall have received for each Lender copies of the Borrower’s, Holding’s, Marketing Inc.’s and Marketing GP’s certificate of limited partnership agreement, certificate formation operating agreement, articles of incorporation and bylaws, as applicable (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority;
     (d) the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s, Holding’s, Marketing Inc.’s and Marketing GP’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s, Holding’s, Marketing Inc.’s and Marketing GP’s behalf, all certified in each instance by its Secretary or Assistant Secretary;
     (e) the Administrative Agent shall have received for each Lender copies of the certificates of good standing, or nearest equivalent in the relevant jurisdiction, for the Borrower, Holding, Marketing Inc. and Marketing GP (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable, and of each state in which it is qualified to do business as a foreign partnership corporation or organization;
     (f) the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;
     (g) the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.12 hereof;

     (h) with respect to each parcel of real estate in which the Borrower has a fee interest, the Administrative Agent shall have received a mortgagee’s title insurance policy (or a prepaid binding commitment therefor) in form and substance acceptable to the Administrative Agent from a title insurance company acceptable to the Administrative Agent in the aggregate amount of $23,647,450 insuring the Lien of the Deeds of Trust to be valid first priority Liens subject to no defects or objections which are unacceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may require;
     (i) the Administrative Agent shall have received the report of ARCADIS G&M, Inc. acceptable to the Administrative Agent concerning the environmental hazards and matters with respect to the parcels of real property subject to the Lien of the Deeds of Trust, together with a reliance letter thereon acceptable to the Administrative Agent;
     (j) the Purchase Agreement and all documents to be executed and delivered in connection therewith shall be acceptable to the Administrative Agent in form and substance;
     (k) the Administrative Agent shall have received an executed copy of the First Amendment to Purchase and Sale Agreement acceptable to the Administrative Agent in form and substance;
     (l) the Pride Purchase shall close prior to or concurrently with the initial Credit Event on the terms set forth in the Purchase Agreement and without the waiver by Holdings or the Borrower, as applicable, of any material conditions to closing set forth therein;
     (m) intentionally omitted;
     (n) the Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that Magellan has consented to the assignment to the Borrower of each of the Magellan Contracts;
     (o) the Administrative Agent shall have received satisfactory evidence that the Pride Purchase shall have been approved by the Pride Entities’ directors and, if necessary, shareholders, and all necessary legal and regulatory approvals with respect to the consummation of the Pride Purchase shall have been obtained;
     (p) on the Closing Date, both before and after giving effect to the Pride Purchase, no injunction or temporary restraining order which would prohibit or seek to unwind the Pride Purchase or any component thereof, or would prohibit the initial Credit Event, or other litigation which could reasonably be expected to have a Material Adverse Effect, shall be pending or, to the knowledge of the Borrower, threatened;

     (q) the Administrative Agent shall have received such opinions, certificates and other evidence it may reasonably require to satisfy itself as to the solvency of the Borrower after giving effect to the Pride Purchase;
     (r) the capital and organizational structure of the Borrower shall be satisfactory to the Administrative Agent including, without limitation, evidence sufficient to the Administrative Agent of receipt by the Borrower of equity contributions from Holdings or its Affiliates of not less than $50,000,000;
     (s) the Administrative Agent shall have received such evaluations and certifications as it may reasonably require (including a compliance certificate in the form attached hereto as Exhibit E containing compliance calculations of the financial covenants as of the date of this Agreement after giving effect to the Pride Purchase) in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and the Guarantors, and the lack of material contingent liabilities of the Borrower and the Guarantors;
     (t) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower, each Pride Entity, evidencing the absence of Liens on its Property except for Permitted Liens;
     (u) the Administrative Agent shall have received a termination and lien release letter from Wells Fargo Bank in form and substance acceptable to the Administrative Agent and shall include, without limitation, evidence satisfactory to the Administrative Agent of the filing of UCC amendments regarding (i) filing number 42931659 filed with the Delaware Secretary of State on October 12, 2004 and naming Pride as the debtor and Wells Fargo Bank, National Association as the secured party, and (ii) filing number 04-0084682082 filed with the Texas Secretary of State on October 11, 2004, naming Pride Marketing as the debtor and Wells Fargo Bank, National Association, as the secured party, in each instance releasing the Collateral from the collateral described in each such filing;
     (v) the Administrative Agent shall have satisfactorily completed its due diligence with respect to the Borrowers, the Guarantors and the Pride Entities, including, without limitation, the Administrative Agent satisfactory review of the Pride Entities supply agreements and the Magellan Contracts;
     (w) the Administrative Agent shall have received evidence satisfactorily to it that the notice required by Section 7.7 of the SunTrust Agreement as a result of any agreements between the Borrower and Refining has been delivered to all Persons required to receive such notice;
     (x) as of the Closing Date, each of the operating deposit accounts of the Borrower (other than local petty cash deposit accounts and payroll accounts described in clause (ii) of the proviso to Section 4.1 hereof) shall be maintained with the Administrative Agent;

     (y) no material adverse change in the financial condition, prospects, or operations of Holdings shall have occurred since the most recent audited financial statements of Holdings;
     (z) to Borrower’s knowledge, no material adverse change in the operations of the “Purchased Assets” (as defined in the Purchased Agreement) shall have occurred since the most recent audited financial statements of the Pride Entities;
     (aa) the Administrative Agent shall have received for each Lender the favorable written opinions of counsel to the Borrower, Holdings, Marketing Inc. and Marketing GP, in form and substance satisfactory to the Administrative Agent; and
     (bb) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.
Section 4. The Collateral and Guaranties.
     Section 4.1. Collateral. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by (a) valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each U.S. Subsidiary in all capital stock and other equity interests held by such Person in each of its U.S. Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Subsidiary in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) the Lien of the Administrative Agent on Property subject to a Capital Lease or conditional sale agreement or subject to a purchase money lien, in each instance to the extent permitted hereby, shall be subject to the rights of the lessor or lender thereunder, (ii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on local petty cash deposit accounts maintained by the Borrower and its Subsidiaries in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $100,000 in the aggregate and Liens on payroll accounts maintained by the Borrower and its Subsidiaries need not be perfected provided the total amount on deposit at any time does not exceed the current amount of their payroll obligation, and (iii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by the Administrative Agent or the Required Lenders, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $500,000 in the aggregate. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the immediately preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.

     Section 4.2. Liens on Real Property. In the event that the Borrower or any Subsidiary owns or hereafter acquires any real property, the Borrower shall, or shall cause such Subsidiary to, execute and deliver to the Administrative Agent (or a security trustee therefor) a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, shall pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance with respect to any fee interest from a title insurer reasonably acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Permitted Liens) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.
     Section 4.3. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each direct and indirect U.S. Subsidiary of the Borrower, Holdings, Marketing Inc. and Marketing GP (each individually a “Guarantor” and collectively the “Guarantors”) pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).
     Section 4.4. Further Assurances. The Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.
Section 5. Representations and Warranties.
     The Borrower represents and warrants to each Lender and the Administrative Agent, and agrees, that (all references in this Section 5 (and only this Section 5) to the Guarantor shall mean all Guarantors other than Holdings):
     Section 5.1. Organization and Qualification. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing (if applicable) in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification.
     Section 5.2. Authority and Enforceability. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary, if any, has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and by each Subsidiary, if any, have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary, if any, of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary, if any, or any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.
     Section 5.3. Financial Reports. The pro forma income statement of the Borrower as of June 30, 2006, after taking into account the Pride Purchase, for the twelve months then ended, heretofore furnished to the Administrative Agent, has been prepared in good faith based on reasonable assumptions. Neither the Borrower nor any Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as disclosed in writing to the Administrative Agent by the Borrower or, with respect to future periods, or indicated on the financial statements furnished pursuant to Section 6.1 hereof.
     Section 5.4. No Material Adverse Change. Since June 30, 2006, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Guarantor except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     Section 5.5. Litigation and other Controversies. There is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and the Guarantors,

threatened against the Borrower or any of the Guarantors that could reasonably be expected to have a Material Adverse Effect.
     Section 5.6. True and Complete Disclosure. All information furnished by or on behalf of the Borrower or any of the Guarantors in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was provided.
     Section 5.7. Use of Proceeds; Margin Stock. (a) All proceeds of Loans shall be used by the Borrower to finance the Pride Purchase and for working capital purposes and other general corporate purposes (excluding Acquisitions other than the Pride Purchase) of the Borrower and its Subsidiaries. No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrower or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.
     Section 5.8. Taxes. The Borrower and each Guarantor has timely filed or caused to be timely filed all material tax returns required to be filed by the Borrower and/or any Guarantor. The Borrower and each Guarantor has paid all material taxes, assessments and other governmental charges payable by them other than taxes, assessments and other governmental charges which are not delinquent or which are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor.
     Section 5.9. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan under Title IV of ERISA. The Borrower and the Guarantors have no contingent liabilities with respect to any post-retirement benefits under a welfare plan, as defined in Section 3(1) of ERISA, other than liability for continuation coverage described in article 6 of Title 1 of ERISA.
     Section 5.10. Subsidiaries. Schedule 5.10 correctly sets forth, as of the Closing Date, each Subsidiary of the Borrower, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof. No Subsidiary of Borrower is a Foreign Subsidiary.

     Section 5.11. Compliance with Laws. The Borrower and each Guarantor is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     Section 5.12. Environmental Matters. The Borrower and each Guarantor is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except to the extent that the aggregate effect of all non-compliances could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, threatened Environmental Claims, including, without limitation, any such claims for liabilities under CERCLA relating to the Release of Hazardous Materials, against the Borrower or any Guarantor or any real property, including leaseholds, owned or operated by the Borrower or any Guarantor. Except as set forth on Schedule 5.12, there are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by the Borrower or any Guarantor that, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, could reasonably be expected (i) to form the basis of a material Environmental Claim against the Borrower or any Guarantor or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any Guarantor under any applicable Environmental Law. Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by the Borrower or any Guarantor where such Release, individually, may reasonably be expected to require in excess of $100,000 in response costs under any applicable Environmental Law.
     Section 5.13. Investment Company. Neither the Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.14. Intellectual Property. The Borrower and each Guarantor owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.
     Section 5.15. Good Title. From and after the delivery of the Closing Date balance sheet pursuant to Section 6.1(k) hereof, the Borrower and its Subsidiaries have good and marketable title, or valid leasehold interests, to their assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent, except for sales of assets in the ordinary course of business, subject to no Liens, other than Permitted Liens.
     Section 5.16. Labor Relations. Neither the Borrower nor any Guarantor is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any

Guarantor or, to the best knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any Guarantor and (ii) to the best knowledge of the Borrower and its Subsidiaries, no union representation proceeding is pending with respect to the employees of the Borrower or any Guarantor and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
     Section 5.17. Capitalization. All outstanding equity interests of the Borrower and each Subsidiary have been duly authorized and validly issued, and are fully paid, and there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any equity interests in the Borrower or any Subsidiary.
     Section 5.18. Other Agreements. Neither the Borrower nor any Guarantor is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.
     Section 5.19. Governmental Authority and Licensing. The Borrower and the Guarantors have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower and its Subsidiaries, threatened.
     Section 5.20. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Guarantor of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.
     Section 5.21. Affiliate Transactions. Neither the Borrower nor any Guarantor is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) other than (x) the MAPCO Services Agreement, the Refining Operating Agreement and the transfer permitted by Section 6.13(f) hereof, (y) arrangements obligating the Borrower to reimburse an Affiliate for direct operating expenses paid by such Affiliate on behalf of Borrower other than expenses paid by such Affiliate after the occurrence and during the continuance of a payment default hereunder or a Default under Section 6.19 hereof and (z) other contracts or agreements on terms and conditions which are not less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
     Section 5.22. Solvency. The Borrower and the Guarantors are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

     Section 5.23. No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.
     Section 5.24. Foreign Assets Control Regulations and Anti-Money Laundering. (a) OFAC. Neither Borrower nor any of the Guarantors is (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     (b) Patriot Act. The Borrower and the Guarantors are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as Amended.
     Section 5.25. Purchase Agreement. The Borrower has provided to the Administrative Agent a true and correct copy of the Purchase Agreement. The Purchase Agreement is in full force and effect and has not, except as reflected in amendments provided to the Administrative Agent, been amended or modified in any material respect from the version so delivered to the Administrative Agent, no material condition to the effectiveness thereof has been waived and no material obligations of any Pride Entity or the Borrower thereunder have been waived, except to the extent approved in writing by the Administrative Agent, and the Borrower is not aware of any default thereunder. No authorization, consent, license, or exemption from, or filing or registration with, any Governmental Authority, nor any material approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or material performance by any Pride Entity or the Borrower of the Purchase Agreement or of any other instrument or document executed and delivered in connection therewith, except for (a) such thereof that have heretofore been obtained and remain in full force and effect and (b) such thereof identified on Schedule 5.25 hereof.
     Section 5.26. SunTrust Agreement. The Borrower has not entered into any contracts or agreements with any of its Affiliates that are party to the SunTrust Agreement that would cause any of such Affiliates to be in default of such agreement, nor has the Borrower taken any action under any contracts or agreements with any such Affiliates that would cause any such default.

Section 6. Covenants.
     The Borrower covenants and agrees that, so long as any Credit is available to the Borrower hereunder and until all Obligations are paid in full:
     Section 6.1. Information Covenants. The Borrower will furnish to the Administrative Agent, with sufficient copies for each Lender:
     (a) Monthly Reports. Within 30 days after the end of each fiscal month of the Borrower, the Borrower’s consolidated and consolidating statements of income and retained earnings for such fiscal month and for the elapsed portion of the fiscal year-to-date period then ended, in reasonable detail, prepared by the Borrower in accordance with GAAP, setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable budgeted figures for such fiscal month, all of which shall be certified by the chief financial officer or other officer of the Borrower acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
     (b) Quarterly Reports. Within 45 days after the end of each fiscal quarter of the Borrower, the Borrower’s consolidated and consolidating balance sheet as at the end of such fiscal quarter and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal month and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP, setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year and comparable budgeted figures for such fiscal month, all of which shall be certified by the chief financial officer or other officer of the Borrower acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
     (c) Annual Statements. Within 120 days after the close of each fiscal year of the Borrower, a copy of the Borrower’s consolidated and consolidating balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated and consolidating statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion of Ernst & Young or other firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit), to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.
     (d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 6.1(b) and (c), (i) a certificate of the chief financial officer or other officer of the Borrower acceptable to Administrative Agent in the form of Exhibit E (x) stating no Default or Event of Default has occurred during the period covered by such statements of, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default and (y) showing the Borrower’s compliance with the covenants set forth in 6.19, and (ii) a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to clause 6.1(e).
     (e) Budgets. As soon as available, but in any event at least 30 days prior to the first day of each fiscal year of the Borrower, a budget in form satisfactory to the Administrative Agent (including, without limitation, a breakdown of the projected results of each line of business of the Borrower and its Subsidiaries, and budgeted consolidated and consolidating statements of income, and sources and uses of cash and balance sheets for the Borrower and its Subsidiaries) of the Borrower and its Subsidiaries in reasonable detail satisfactory to the Administrative Agent for each fiscal month and the four fiscal quarters of the immediately succeeding fiscal year and, with appropriate discussion, the principal assumptions upon which such budget is based.
     (f) Notice of Default or Litigation. Promptly, and in any event within one Business Day after any Responsible Officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     (g) Management Letters. Promptly after the Borrower’s receipt thereof, a copy of each report or any “management letter” submitted to the Borrower or any of its Subsidiaries by its certified public accountants and the management’s responses thereto.
     (h) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Subsidiaries (x) has filed with the Railroad Commission of Texas or any governmental agencies substituted therefor or any comparable agency or (y) has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $250,000.
     (i) Environmental Matters. Promptly upon, and in any event within five Business Days after any officer of the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower agrees to provide the Lenders with copies of all material written communications by the Borrower or any of its Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.
     (j) Holdings SEC Filings. Within 10 days of each date Holdings is required to file its forms 10-Q and 10-K with the Securities and Exchange Commission or any governmental agencies substituted therefore (the “SEC”), notice of each such filing.
     (k) Post-Closing Financial Reports. Within 60 days after the Closing Date, the Borrower’s balance sheet as at such date (the difference between the total assets and total liabilities of the Borrower on such balance sheet shall be the “Initial Net Worth”) and the Borrower’s pro forma statement of income for the Borrower’s fiscal month of July, 2006, then ended (the net income for the Borrower on such income statement shall be the “July 2006 Income”), each in form and substance reasonably acceptable to the Administrative Agent, prepared by the Borrower in accordance with GAAP, all of which shall be certified by the chief financial officer or other officer of the Borrower acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower as of the dates indicated and the results of operations for the periods indicated.
     (l) Operations Reports. As soon as available and in any event within 30 days after the end of each fiscal month of the Borrower, a report in form and substance acceptable to the Administrative Agent which shall include key operating data for the Borrower for such fiscal month and year-to-date.
     (m) Other Information. From time to time, such other information or documents (financial or otherwise) relating to the business of Borrower as the Administrative Agent or any Lender may reasonably request.
     Section 6.2. Inspections. The Borrower will, and will cause each Subsidiary to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Administrative Agent or any Lender may request.
     Section 6.3. Maintenance of Property, Insurance, Environmental Matters, etc. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep its property, plant and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried. In any event, the Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance on the Collateral to the extent required by the Collateral Documents. Without limitation to the foregoing, Borrower will maintain during the term of this Credit Agreement, at its own cost, environmental insurance coverage equivalent to or greater than those policies and policy limits in effect on the Closing Date. Borrower shall require the insurer to add and maintain the Administrative Agent as an additional insured on any such policies.
     (b) Without limiting the generality of Section 6.3(a), the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof to comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material approvals of any Governmental Authority required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any hazardous waste management facility or solid waste disposal facility for which any permit is required pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Materials at any of the Premises except in the ordinary course of its business; (vii) within 10 Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law or at the reasonable request of the Administrative Agent, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.
     Section 6.4. Preservation of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.13, sales of assets by the Borrower or any of its Subsidiaries, the dissolution or liquidation of any Subsidiary of the Borrower, or the merger or consolidation between or among the Subsidiaries of the Borrower. No Subsidiary of Borrower shall be a Foreign Subsidiary.
     Section 6.5. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 6.6. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.
     Section 6.7. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, all material taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien resulting therefrom attaches to any of its Property.
     Section 6.8. Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other other than the MAPCO Services Agreement, the Refining Operating Agreement, the transfer permitted by Section 6.13(f) hereof and all arrangements referred to in clause (y) of Section 5.21.
     Section 6.9. No Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.
     Section 6.10. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.
     Section 6.11. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except that this Section shall not prevent;
     (a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);
     (b) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 6.14;
     (c) purchase money Indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding;

     (d) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; and
     (e) unsecured Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding.
     Section 6.12. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that this Section shall not prevent (the Liens described below, the “Permitted Liens”):
     (a) inchoate Liens for the payment of taxes which are not yet due and payable or the payment of which is not required by Section 6.7;
     (b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
     (c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
     (d) Liens created by or pursuant to this Agreement and the Collateral Documents;
     (e) Liens on property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.11(c) hereof, representing or incurred to finance the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
     (f) Liens appearing as exceptions listed on Schedule B to Stewart Title Guaranty Company pro forma Policy Nos. 06331899, 06331900 and 06331898; and
     (g) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the

Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary.
     Section 6.13. Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:
     (a) the sale and lease of inventory in the ordinary course of business;
     (b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Borrower or its Subsidiaries, has become uneconomic, obsolete or worn out;
     (c) the sale, transfer, lease, or other disposition of Property of the Borrower and its Wholly-owned Subsidiaries to one another;
     (d) the merger of any Wholly-owned Subsidiary with and into the Borrower or any other Wholly-owned Subsidiary, provided that, in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger;
     (e) the sale, transfer, lease, or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $1,000,000 during any fiscal year of the Borrower;
     (f) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; and
     (g) the sale on or about the Closing Date of those certain Refining assets acquired pursuant to the Pride Purchase for a sale price of $6,000,000 on the terms previously disclosed to the Administrative Agent.
So long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, upon the written request of the Borrower, the Administrative Agent shall release its Lien on any Property sold pursuant to the foregoing provisions.

     Section 6.14. Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make loans or advances to or make, retain or have outstanding any investments (whether through purchase of equity interests or obligations or otherwise) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except that this Section shall not prevent:
     (a) receivables created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (b) investments in Cash Equivalents;
     (c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (d) the Borrower’s investments from time to time in its Wholly-Owned Subsidiaries, and investments made from time to time by a Wholly-Owned Subsidiary in or more of its Wholly-Owned Subsidiaries;
     (e) intercompany advances made from time to time from the Borrower to any one or more Wholly-Owned Subsidiaries in the ordinary course of business; and
     (f) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding.
     Section 6.15. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) make any distributions in respect of any class or series of equity interests, (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its equity interests or any options, or similar instruments to acquire the same or (c) directly or indirectly pay any Management Fees; provided, however, that the foregoing shall not operate to prevent (i) the making of distributions by any Wholly-owned Subsidiary of the Borrower to its parent company, (ii) the making of distributions by Borrower in order to permit the holders of its equity interests to pay any taxes which are due any payable by such holders and attributable to Borrower and its Subsidiaries, (iii) the payment of fees by the Borrower to MAPCO pursuant to that MAPCO Services Agreement, (iv) the payment of fees by the Borrower to Refining pursuant to the Refining Operating Agreement; provided that, the Borrower shall not amend or otherwise modify either of the MAPCO Services Agreement or Refining Operating Agreement to increase the amount of fees payable thereunder or accelerate any payment of fees payable thereunder, (v) payments of amounts referred to in clause (y) of Section 5.21 or (vi) the making of a distribution by Borrower to Holdings of the $3,500,000 escrow deposit plus accrued interest thereon deposited pursuant to the Escrow Agreement dated June 21, 2006 among the Pride Entities,

Holdings and Amegy Bank National Association, as escrow agent, and entered into in connection with the Pride Purchase.
     Section 6.16. Limitation on Restrictions. The Borrower will not, and it will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay or repay any Indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability.
     Section 6.17. Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Wholly-owned Subsidiaries shall be permitted to establish or create Wholly-owned Subsidiaries so long as at least 10 days prior written notice thereof is given to the Administrative Agent, and the Borrower and its Subsidiaries timely comply with the requirements of Section 4 (at which time Section 5.10 shall be deemed to include a reference to such Subsidiary).
     Section 6.18. OFAC. The Borrower will not, and will not permit any of its Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, and (iii) become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     Section 6.19. Financial Covenants. (a) Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the Leverage Ratio for the period of four fiscal quarters then ended to be greater than 4.00 to 1.00.
     (b) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of EBITDA for the four fiscal quarters of the Borrower then ended to Fixed Charges for the same four fiscal quarters then ended of greater than 1.20 to 1.0.
     (c) Net Worth. The Borrower shall at all times maintain Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in an amount not less than (i) 85% of the Initial Net Worth plus (ii) 75% of the sum of (A) Net Income for each fiscal quarter of the Borrower ending on or after the Closing Date (i.e., commencing with the fiscal quarter beginning on or about September 30, 2006), for which such Net Income is a positive amount (i.e., there shall be no reduction to the minimum amount of Net Worth required to be maintained hereunder for any fiscal quarter in which Net Income is less than zero) plus (B) equity contributions made by Holdings and its Affiliates to the Borrower after the Closing Date.
          Section 6.20. Deposit Accounts. Each of the operating deposit accounts of the Borrower (other than local petty cash deposit accounts and payroll accounts described in clause (ii) of the proviso to Section 4.1 hereof) shall at all times be maintained with the Administrative Agent.
Section 7. Events of Default and Remedies.
     Section 7.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
     (a) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of or interest on any Note or any other Obligation payable hereunder or under any other Loan Document and such failure (other than in respect of principal) shall continue for three (3) Business Days;
     (b) default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17, 6.19 or 6.20 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;
     (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;
     (d) any representation or warranty made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;
     (e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

     (f) default shall occur under any (i) Indebtedness of the Borrower or any Guarantor (other than Holdings) aggregating in excess of $500,000 or (ii) Indebtedness of Holdings aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due following any applicable grace period (whether by demand, lapse of time, acceleration or otherwise) or (ii) any Hedge Agreement of the Borrower or any Guarantor (other than Holdings) with any Lender or any Affiliate of a Lender;
     (g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against (i) the Borrower or any Guarantor (other than Holdings), or against any of its Property, in an aggregate amount in excess of $500,000 or (ii) Holdings in an aggregate amount in excess of $10,000,000 (except in any such case to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
     (h) the Borrower or any Guarantor, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any of its Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any of its Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
     (i) any Change of Control shall occur;
     (j) the Borrower or any Guarantor shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k) hereof; or
     (k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Guarantor, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.
     Section 7.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to the extent permitted by applicable law to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
     Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

     Section 7.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.7(b) or under Section 7.2 or 7.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.
     (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.
     Section 7.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.
     Section 7.6. Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any of its Subsidiaries as a debtor thereunder).

Section 8. Change in Circumstances and Contingencies.
     Section 8.1. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:
     (a) any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,
     (b) any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 2.4(a) hereof,
     (c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or
     (d) any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.
     Section 8.2. Illegality. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

     Section 8.3. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:
     (a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or
     (b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.
     Section 8.4. Yield Protection. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority:
     (i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or
     (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;
and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (but not, in any event, in respect of any period prior to 180 days before the date of such demand).
     (b) If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction (but not, in any event, in respect of any period prior to 180 days before the date of such demand).
     (c) A certificate of a Lender claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining such amount, such Lender shall act in a nondiscriminatory manner and may use any reasonable averaging and attribution methods.
     Section 8.5. Substitution of Lenders. Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 8.4 or 10.1 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 8.2 hereof or (c) in the event any Lender is in default in any material respect with respect to its obligations under the Loan Documents (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any Governmental Authority, (ii) if the assignment to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent and the L/C Issuer, which consents shall not be unreasonably withheld, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof.
     Section 8.6. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 8.4 hereof or to avoid the unavailability of Eurodollar Loans under Section 8.3 hereof, so long as such designation is not disadvantageous to the Lender.
     Section 8.7. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.
Section 9. The Administrative Agent.
     Section 9.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Fifth Third Bank, an Ohio banking corporation, as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Notwithstanding the use of the word “Administrative Agent” as a defined term, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.
     Section 9.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 2 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.
     Section 9.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.
     Section 9.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 9.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Guarantor contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and the Guarantors, and the Administrative Agent shall have no liability to any Lender with respect thereto.
     Section 9.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.
     Section 9.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Borrower not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the

United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.
     Section 9.8. L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.
     Section 9.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Guarantor (other than Holdings) has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 2.9 and Section 4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.
     Section 9.10. Designation of Additional Administrative Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
     Section 9.11. Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative

Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.
Section 10. Miscellaneous.
     Section 10.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 10.1(d) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding or deduction for or on account of any present or future taxes (other than overall net income taxes on the recipient imposed by the jurisdiction in which it is organized or its principal executive office or Lending Office is located) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower or any other Person on behalf of the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower shall make the withholding or deduction, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower with respect to whom such payments were made shall reimburse the Administrative Agent or such Lender for that payment within 30 days of written demand therefor in the currency in which such payment was made; provided, however, the written demand shall be accompanied by a calculation in reasonable detail, of the amount demanded and evidence of such payment made by the Administrative Agent or such Lender; and provided, further, the Borrower shall not be required to reimburse the Administrative Agent or such Lender for any penalties, additions to taxes, expenses, and interest accruing on such taxes from the date 90 days after the receipt by the Administrative Agent or such Lender of written notice of the assertion of such taxes.

          (b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN or W-8 IMY (in such case relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations as a result of such Lender’s eligibility for benefits under an income tax treaty to which the United States is a party) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN or W-8 IMY, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each such Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.
          (c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 10.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.
(d) Notwithstanding anything to the contrary contained herein, the Borrower shall not be obligated to pay additional amounts to any Lender pursuant to subsection (a) of this Section 10.1 in the respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower and the Administrative Agent the appropriate IRS Form or certificate pursuant to subsection (b) of this Section 10.1, (ii) such IRS Form or certificate not establishing a complete exemption from United States federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate in any material respect or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to pay additional amounts pursuant to subsection (a) of this Section 10.1 in respect of United States federal withholding taxes if any such failure to deliver an IRS form or certificate or the failure of such from or certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender becomes a Lender hereunder.
          (e) In the event that the Administrative Agent or any Lender receives a refund in respect of taxes as to which it has been paid additional amount by the Borrower pursuant to subsection (a) of this Section 10.1 and the Administrative Agent or such Lender determines in its reasonable judgment that such refund is attributable to such additional amounts, then the Administrative Agent or such Lender shall promptly remit to the Borrower an amount as the Administrative Agent or such Lender determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position if the taxes has not been imposed and the corresponding additional amounts or indemnification not been made.
          (f) Notwithstanding anything in this Agreement to the contrary, if the Borrower is required to pay additional amounts to the Administrative Agent or any Lender pursuant to subsection (a) of this Section 10.1, the Borrower may, at its option, either (i) prepay the portion of the Loan giving rise to the payments of the additional amount or (ii) continue to make payments to such Lender under the terms of this Agreement, which payments shall be made in accordance with this Section 10.1. If the borrower exercises its option under clause (ii) in this paragraph (i), such Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not otherwise be disadvantageous to such Lender.
     Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
     Section 10.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
     Section 10.4. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
     Section 10.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
     Section 10.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
     Section 10.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.
     Section 10.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and

notices under the Loans Documents to the Borrower or the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth below:

to the Borrower:	to the Administrative Agent:

830 Crescent Centre Drive	Fifth Third Center
Suite 300	38 Fountain Square Plaza
Franklin, TN 37067	Cincinnati, OH 45263
Attention: John Colling	Attention: Loan Syndications
Telephone: (615) 224-1312	Telephone: (513) 534-7246
Telecopy: (615) 224-1302	Telecopy: (513) 534-3663

With a copy to:

Fulbright & Jaworski LLP
666 Fifth Avenue
New York, New York 10103
Attention: Mara Rogers
Telephone: (212) 318-3206
Telecopy: (212) 318-3400
Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.
          (b) Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
     Section 10.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
     Section 10.10. Successors and Assigns; Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or

(iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
          (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);
          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit or the Commitment assigned;
          (iii) any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
          (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.11 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells such a participation to a Participant shall, as agent of the Borrower solely for the purpose of this Section 10.10(d), record in book entries maintained by such Lender the name and amount of the participation of each Participant entitled to receive payments in respect of such participation.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in Section 10.11(i) and (ii) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1 and 8.4(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

          (e) Limitations upon Participant Rights. A Participant shall not be entitled to (x) receive any amounts under Section 8.4(a) unless it agrees to be bound by the terms of Section 8.6 or (y) any greater payment under Section 8.4(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 10.1(a) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.1(b) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Section 10.11. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:
          (i) no amendment or waiver pursuant to this Section 10.11 shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (c) change the application of payments set forth in Section 2.8 hereof without the consent of any Lender adversely affected thereby; and
          (ii) no amendment or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders, change the definitions of Termination Date or Required Lenders, change the provisions of this Section 10.11, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders.

     Section 10.12. Heading. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
     Section 10.13. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits (limited, so long as no Event of Default exists, to one per annum), fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all Damages (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
          (b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent and the Lenders for any Damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for Damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of

Administrative Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and assigns.
     Section 10.14. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
     Section 10.15. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
     Section 10.16. Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.
     Section 10.17. Severability of Provisions Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
     Section 10.18. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
     Section 10.19. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.
     Section 10.20. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.
     Section 10.21. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
     Section 10.22. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Ohio and of any Ohio State court sitting in the City of Cincinnati for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, the Administrative Agent, the L/C Issuer and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.
[Signature Pages to Follow]

Exhibit 10.2
     This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

Delek Marketing & Supply, LP

By: Delek Marketing GP, LLC, its
general partner

By	/s/ Edward Morgan

Name Edward Morgan
Title Chief Financial Officer

By	/s/ John P. Colling, Jr.

Name John P. Colling, Jr.
Title Treasurer

“Lenders”

Fifth Third Bank, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Administrative Agent

By	/s/ Kirk Johnson

Name Kirk Johnson
Title Vice President